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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)*


                                Loewen Group Inc.
                                (Name of Issuer)
--------------------------------------------------------------------------------


                                     Common
                         (Title of Class of Securities)
--------------------------------------------------------------------------------


                                    54042L100
                                 (CUSIP Number)
                         ------------------------------

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 54042L100                    13G
          ---------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                WELLS FARGO BANK, N.A.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                      U.S.A.
--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   230,944
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH                   7,849
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        0
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        248,817
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    248,817
-------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    0.4211%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                    Bank
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


Item 1(a).          NAME OF ISSUER:

                    Loewen Group Inc.

Item 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    4126 Norland Ave, A1
                    Burnaby BC Canada V5G 3S8

Item 2(c).          NAME OF PERSON FILING:

                    Wells Fargo Bank, National Association

Item 2(b).          ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    464 California Street
                    San Francisco, California  94163

Item 2(c).          CITIZENSHIP:

                    U.S.A.

Item 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock

Item 2(e).          CUSIP NUMBER:

                    54042L100

Item 3. THE PERSONS FILING THIS SCHEDULE, PURSUANT TO PARAGRAPH 240.13d-1(b) ARE A:

                    (b) (X) Bank as defined in Section 3(a)(6) of the Act.

Item 4.             OWNERSHIP:

                    See items 5-11 of cover page.

Item 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.
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Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:


                    Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

                    Not applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                    Not applicable.

Item 9.       NOTICE OF DISSOLUTION OF GROUP:

                    Not applicable.

Item 10.      CERTIFICATION:

              BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

              SIGNATURE:

              AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                                        By:
---------------                            -------------------------------------
     Date                                   GUY ROUNSAVILLE, JR.
                                            Executive Vice President,
                                            Chief Counsel and Secretary
                                            WELLS FARGO BANK, N.A.



                                        By:
---------------                             ------------------------------------
     Date                                   GUY ROUNSAVILLE, JR.
                                            Executive Vice President,
                                            Chief Counsel and Secretary
                                            WELLS FARGO AND COMPANY